Exhibit 99.1

Apollo Investment Corporation

Announces December 31, 2009 Quarterly Financial Results

and Quarterly Dividend of $0.28 Per Share

NEW YORK— February 8, 2010—Apollo Investment Corporation (NASDAQ-GS: AINV) or (the “Company”) today announces financial results for its fiscal quarter ended December 31, 2009. Additionally, Apollo Investment Corporation announces that its Board of Directors has declared its fourth fiscal quarter 2010 dividend of $0.28 per share, payable on April 2, 2010 to stockholders of record as of March 18, 2010. The dividend will be paid from taxable earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At December 31, 2009:

Total Assets: $3.4 billion

Investment Portfolio: $2.8 billion

Net Assets: $1.8 billion

Net Asset Value per share: $10.40

Portfolio Activity for the Quarter Ended December 31, 2009:

Net investments made during the quarter: $212 million

Net investments sold or prepaid during the quarter: $67 million

Operating Results for the Quarter Ended December 31, 2009 (in thousands, except per share amounts):

Net investment income: $50,158

Net realized and unrealized gains: $29,365

Net increase in net assets from operations: $79,523

Net investment income per share: $0.30

Net realized and unrealized gains per share: $0.18

Earnings per share: $0.48

Conference Call/Webcast at 10:00 a.m. ET on February 9, 2010

The company will host a conference call and audio webcast at 10:00 a.m. (Eastern Time) on Tuesday, February 9, 2010 to discuss its quarterly results. All interested parties may participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call, international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation when prompted. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available through February 23, 2010 by calling (800) 642-1687, international callers please dial (706) 645-9291, reference ID# 52557177. The audio webcast will be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com.

PORTFOLIO AND INVESTMENT ACTIVITY

During the three months ended December 31, 2009, we invested $211.8 million across 2 new and several existing portfolio companies. This compares to investing $21.9 million in 1 new and 3 existing portfolio companies for the three months ended December 31, 2008. Investments sold or prepaid during the three months ended December 31, 2009, totaled $66.6 million versus $144.3 million for the three months ended December 31, 2008.

At December 31, 2009, our portfolio consisted of 70 portfolio companies and was invested 28% in senior secured loans, 58% in subordinated debt, 3% in preferred equity and 11% in common equity and warrants measured at fair value versus 73 portfolio companies invested 24% in senior secured loans, 59% in subordinated debt, 4% in preferred equity and 13% in common equity and warrants at December 31, 2008.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio at our current cost basis were 8.2%, 13.4% and 11.6%, respectively, at December 31, 2009. At December 31, 2008, the yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio were 9.0%, 13.3%, and 12.1%, respectively.

Since the initial public offering of Apollo Investment Corporation in April 2004 and through December 31, 2009, invested capital totaled $5.9 billion in 126 portfolio companies. Over the same period, the Company completed transactions with more than 85 different financial sponsors.

RESULTS OF OPERATIONS

Results comparisons are for the three and nine months ended December 31, 2009 and December 31, 2008.

Investment Income

For the three and nine months ended December 31, 2009, gross investment income totaled $85.6 million and $252.6 million, respectively. For the three and nine months ended December 31, 2008, gross investment income totaled $97.5 million and $292.0 million, respectively. The decrease in gross investment income for the three and nine months ended December 31, 2009, was primarily due to two factors: the reduction of the size of the income producing portfolio for the three and nine month periods as well as the reduction in the yield of the overall income producing portfolio with average LIBOR decreasing approximately 200 basis points. Origination, closing and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

Net operating expenses totaled $34.2 million and $100.5 million, respectively, for the three and nine months ended December 31, 2009, of which $26.4 million and $77.6 million, respectively, were base management fees and performance-based incentive fees and $5.0 million and $14.5 million, respectively, were interest and other credit facility expenses. Of these net operating expenses, general and administrative expenses totaled $2.8 million and $8.4 million, respectively, for the three and nine months ended December 31, 2009. Net operating expenses totaled $43.9 million and $135.6 million, respectively, for the three and nine months ended December 31, 2008, of which $27.9 million and $86.0 million, respectively, were base management fees and performance-based incentive fees and $13.7 million and $42.0 million, respectively, were interest and other credit facility expenses. Of these net operating expenses, general and administrative expenses totaled $2.3 million and $7.7 million, respectively, for the three and nine months ended December 31, 2008. Net expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, legal fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The decrease in net expenses for the three and nine month periods ended December 31, 2009 versus the three and nine month periods ended December 31, 2008 was primarily related to the decrease in the weighted average interest expense on our revolving credit facility. This decrease in weighted average interest expense is due primarily to average LIBOR decreasing by approximately 200 basis points. For the three and nine months ended December 31, 2009, accrued excise tax expenses totaled $1.2 million. For the three and nine months ended December 31, 2008, accrued excise tax expenses totaled $0.9 million.

Net Investment Income

The Company’s net investment income totaled $50.2 million and $150.9 million or $0.30 and $0.99 per average share, respectively, for the three and nine months ended December 31, 2009. For the three and nine months ended December 31, 2008, net investment income totaled $52.8 million and $155.6 million or $0.37 and $1.12 per average share, respectively.

Net Realized Gains (Losses) on Investments, Cash Equivalents and Foreign Currencies

The Company had investment sales and prepayments totaling $66.6 million and $167.1 million, respectively, for the three and nine months ended December 31, 2009. For the three and nine months ended December 31, 2008, investment sales and prepayments totaled $144.3 million and $254.7 million, respectively. Net realized losses for the three and nine months ended December 31, 2009 were $152.0 million and $253.4 million, respectively. For the three and nine months ended December 31, 2008, net realized losses totaled $3.6 million and $63.4 million, respectively.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the three and nine months ended December 31, 2009, the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities had net appreciation of $181.4 million and $375.6 million, respectively. For the three and nine months ended December 31, 2008, the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities had net depreciation of $524.8 million and $733.9 million, respectively. This net unrealized appreciation was primarily due to improving capital market conditions and net changes in specific portfolio company fundamentals.

Net Increase (Decrease) in Net Assets From Operations

For the three and nine months ended December 31, 2009, the Company had a net increase in net assets resulting from operations of $79.5 million and $273.2 million, respectively. For the three and nine months ended December 31, 2008, the Company had a net decrease in net assets resulting from operations of $475.5 million and $641.7 million, respectively. The earnings per average share were $0.48 and $1.78 for the three and nine months ended December 31, 2009, respectively. For the three and nine months ended December 31, 2008, the loss per average share was $3.34 and $4.63, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated and generally available through periodic follow-on equity offerings, through its senior secured, multi-currency $1.56 billion revolving credit facility, through investments in special purpose entities in which we hold and finance particular investments on a non-recourse basis, as well as from cash flows from operations, investment sales of liquid assets and prepayments of senior and subordinated loans and income earned from investments and cash equivalents. At December 31, 2009, the Company had $948 million in borrowings outstanding and $611 million of unused capacity. In the future, the Company may raise additional equity or debt capital off its shelf registration, among other considerations. The primary use of funds will be investments in portfolio companies, cash distributions to our stockholders, reductions in debt outstanding and other general corporate purposes. On December 15, 2009, the Company closed on its most recent follow-on public equity offering of 11.5 million shares of common stock at $9.82 per share raising approximately $107.8 million in net proceeds.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	December 31, 2009 (unaudited)	March 31, 2009
Assets
Non-controlled/non-affiliated investments, at value (cost—$3,018,015 and $3,082,364, respectively)	$2,681,370	$2,345,470
Controlled investments, at value (cost—$342,655 and $342,115, respectively)	140,805	141,421
Cash equivalents, at value (cost—$499,934 and $0, respectively)	499,934	—
Cash	5,928	5,914
Foreign currency (cost—$2,277 and $694, respectively)	2,264	693
Interest receivable	38,730	42,461
Dividends receivable	2,109	7,302
Receivable for investments sold	34,782	—
Miscellaneous income receivable	—	51
Receivable from investment adviser	—	393
Prepaid expenses and other assets	25,014	4,934

Total assets	$3,430,936	$2,548,639

Liabilities
Credit facility payable	$947,665	$1,057,601
Payable for investments purchased	575,904	27,555
Dividends payable	49,201	36,978
Management and performance-based incentive fees payable	26,442	25,314
Interest payable	541	711
Accrued administrative expenses	1,550	1,547
Other liabilities and accrued expenses	2,935	2,795

Total liabilities	$1,604,238	$1,152,501

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 175,719 and 142,221 issued and outstanding, respectively	$176	$142
Paid-in capital in excess of par	2,641,594	2,352,205
Undistributed net investment income	115,035	96,174
Accumulated net realized loss	(374,183)	(120,811)
Net unrealized depreciation	(555,924)	(931,572)

Total Net Assets	$1,826,698	$1,396,138

Total liabilities and net assets	$3,430,936	$2,548,639

Net Asset Value Per Share	$10.40	$9.82

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$73,954	$91,955	$221,126	$267,155
Dividends	2,870	1,615	9,690	8,726
Other income	5,864	1,353	7,615	4,826
From controlled investments:
Dividends	2,929	2,602	14,150	11,324
Other income	—	—	—	—

Total Investment Income	85,617	97,525	252,581	292,031

EXPENSES:
Management fees	$13,903	$14,681	$39,839	$47,057
Performance-based incentive fees	12,539	13,197	37,719	38,898
Interest and other credit facility expenses	4,976	13,659	14,453	41,980
Administrative services expense	1,260	794	3,767	3,517
Other general and administrative expenses	1,538	1,648	4,682	4,361

Total expenses	34,216	43,979	100,460	135,813
Expense offset arrangement	—	(95)	—	(227)

Net expenses	34,216	43,884	100,460	135,586

Net investment income before excise taxes	51,401	53,641	152,121	156,445
Excise tax expense	(1,243)	(854)	(1,243)	(854)

Net investment income	$50,158	$52,787	$150,878	$155,591

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	$(147,822)	$(40,912)	$(249,221)	$(103,313)
Foreign currencies	(4,218)	37,336	(4,151)	39,943

Net realized loss	(152,040)	(3,576)	(253,372)	(63,370)

Net change in unrealized gain (loss):
Investments and cash equivalents	177,792	(525,904)	399,013	(778,607)
Foreign currencies	3,613	1,150	(23,365)	44,731

Net change in unrealized gain (loss)	181,405	(524,754)	375,648	(733,876)

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	29,365	(528,330)	122,276	(797,246)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$79,523	$(475,543)	$273,154	$(641,655)

EARNINGS (LOSS) PER SHARE	$0.48	$(3.34)	$1.78	$(4.63)

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end, externally managed, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488